EXHIBIT 10.3

EXECUTION VERSION

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of March 26, 2012 by and among Comverge, Inc., a Delaware corporation, (“Comverge”), Alternative Energy Resources, Inc., a Delaware corporation (“AER”), Enerwise Global Technologies, Inc., a Delaware corporation (“Enerwise”), Comverge Giants, LLC, a Delaware limited liability company (“Giants”), Public Energy Solutions, LLC, a New Jersey limited liability company (“PES”), Public Energy Solutions NY, LLC, a Delaware limited liability company (“PESNY”), and Clean Power Markets, Inc., a Pennsylvania corporation (“CPM”; and together with Comverge, AER, Enerwise, Giants, PES and PESNY, each a “Borrower” and individually, collectively, jointly and severally, the “Borrowers”), and Grace Bay Holdings II, LLC (“Grace Bay”), as the sole holder of the Loans.

W I T N E S S E T H:

WHEREAS, Borrowers and the predecessor-in-interest to Grace Bay entered into that certain Loan and Security Agreement (as the same has been amended, restated, supplemented or otherwise modified from time to time, including pursuant to this Agreement, the “Credit Agreement”);

WHEREAS, Events of Defaults are currently in existence under (i) Section 6.1(c) of the Credit Agreement as a result of Borrowers’ failure to comply with Section 6(a) of the Schedule to the Credit Agreement by the Borrowers failing to deliver a Compliance Certificate, whether in redacted form or not, for the month ending December 31, 2011 by January 30, 2012 (with a five Business Day grace period pursuant to Section 6.1(c) of the Credit Agreement ending February 6, 2012), (ii) Section 6.1(c) of the Credit Agreement as a result of Borrowers’ failure to comply with Section 6(a) of the Schedule to the Credit Agreement by the Borrowers failing to deliver a Compliance Certificate for the month ending January 31, 2012 by March 1, 2012 (with a five Business Day grace period pursuant to Section 6.1(c) of the Credit Agreement ending on March 8, 2012), (iii) Sections 6.1(d) and 6.1(l) of the Credit Agreement as a result of Borrowers’ failure to comply with Section 3.14 of the Credit Agreement and Section 3 of the Intellectual Property Agreement dated November 5, 2010 by and among the Borrowers and the holders of the Loans with respect to the Borrowers failing to notify the holders of the Loans about the trademark applications and patent applications that were filed with the United States Patent and Trademark Office after the date the Credit Agreement that are listed on Schedule A attached hereto, (iv) Section 6.1(b) of the Credit Agreement as a result of Borrowers’ failure to pay the February and March Amortization Payments (as defined below) by the Due Date (as defined below), (v) Section 6.1(c) of the Credit Agreement as a result of Borrowers’ failure to deliver any Report when due prior to the date hereof, (vi) Section 6.1(f) of the Credit Agreement as a result of (1) the “Existing Event of Default” as defined in the Senior Forbearance Agreement as in effect on the date hereof and (2) the breach of any terms of the Senior Debt Documents for the same underlying events giving rise to any Events of Default set forth in clauses (i) - (v) and clause (vii) of this paragraph, (vii) Section 6.1(f) of the Credit Agreement as a result of (1) the “Existing Event of Default” as defined in the Bridge Loan Forbearance Agreement (as defined below) as in effect on the date hereof and (2) the breach of any terms of that certain Note Purchase Agreement dated as of the date hereof (as the same has been amended, restated, supplemented or otherwise modified from time to time, the “NPA”), by and among the Borrowers, the Bridge Lender (as defined below) and the other parties thereto, for the same underlying events giving rise to any Events of Default set forth in clauses (i) - (vi) of this paragraph (all such Events of Default mentioned in (i) – (vii) in this paragraph, the “Specified Existing Events of Default”);

WHEREAS, in addition to the Specified Existing Events of Default, Borrowers have informed Grace Bay that they do not expect to be in compliance with (i) Sections 3.16(f), 4.9 and 4.10 of the Credit Agreement because of the possibility that the Borrowers will fail to remain a Reporting Issuer and to cause the common stock of Comverge to be authorized for quotation on the NasdaqGM and (ii) Section 4.6(xii) of the Credit Agreement because of Comverge South Africa Ltd.’s conducting active business and holding Non-Trivial assets, such additional Events of Default when same shall actually come into existence under the Credit Agreement, the “Specified Future Defaults”);

WHEREAS, the Borrowers failed to meet the Minimum Revenues test set forth in Section 1(d) of the Schedule to the Credit Agreement for the fiscal quarter ended December 31, 2011 (the “Missed December Minimum Revenues Threshold”), and as a result of the Missed December Minimum Revenues Threshold and in accordance with Section 1(d) of the Schedule to the Credit Agreement, Grace Bay has exercised its Amortization Right, with the first principal payment of $562,500 being due and payable on February 1, 2012 with subsequent principal payments being due on the first of each calendar month thereafter in accordance with the terms of the Credit Agreement. Grace Bay deferred the payments of $562,000 that were due and payable both on February 1, 2012 and March 1, 2012 (the “February and March Amortization Payments”) until March 9, 2012 (the “Due Date”);

WHEREAS, the Borrowers have informed Grace Bay that it may not satisfy the Minimum Revenues test for any fiscal quarter ending during the Forbearance Period (the “Missed Forbearance Period Minimum Revenues Tests”);

WHEREAS, Borrowers have requested that, during the Forbearance Period, Grace Bay forbear (i) from exercising the rights and remedies they may possess under the Credit Agreement and the other Loan Documents as a result of (A) the Specified Existing Events of Default and any other Events of Default that are not Material Defaults that are existing on or prior to the date hereof (collectively, the “Existing Events of Default”), and (B) the Specified Future Defaults and Non-Material Future Defaults, and (ii) from exercising its Amortization Right with respect to the Missed December Minimum Revenues Threshold and the Missed Forbearance Period Minimum Revenues Test, for, in each case, a certain period of time; and

WHEREAS, Grace Bay is willing to forbear from exercising their rights and remedies as a result of the Existing Events of Default, Specified Future Defaults, the Non-Material Future Defaults, the Missed December Minimum Revenues Threshold and the Missed Forbearance Period Minimum Revenues Test for, in each case, during the Forbearance Period, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein, including in the preamble and recitals above, shall have the meanings ascribed to such terms in the Credit Agreement. As used herein, the following terms shall have the respective meanings given to them below:

(a) “Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of the date of this Agreement by and among Comverge, Peak Holding Corp. and Peak Merger Corp.

(b) “Applicable Termination Date” means the earliest to occur of (1) in the event of a termination of the Acquisition Agreement pursuant to any of Section 9.1(a), Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is not made in connection with a Superior Proposal, as such terms are defined in the Acquisition Agreement), Section 9.1(d)(i)(C), Section 9.1(d)(ii) or Section 9.2 thereof, the date of such termination, (2) in the event of a termination of the Acquisition Agreement pursuant to any of Section 9.1(c)(i), Section 9.1(c)(iii), Section 9.1(d)(i)(A) or Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is made in connection with a Superior Proposal) thereof, the earlier of (x) the date that is 45 days following the date of such termination and (y) the consummation of the Superior Proposal (pursuant to and as defined in the Acquisition Agreement) in connection with which the Acquisition Agreement was terminated and (3) in the event of a termination of the Acquisition Agreement pursuant to any of Section 9.1(c)(ii), or Section 9.1(d)(iii), the later of (x) the date that is 30 days following the date of such termination or (y) the date that is 40 days following the date of this Agreement.

(c) “Call Make-Whole Amount” means, on any date of prepayment of all or any portion of the Obligations, an amount in cash equal to 125% of the then applicable Make-Whole Amount.

(d) “Forbearance Period” shall have the meaning set forth in Section 3(b) hereof.

(e) “Forbearance Termination Date” means the earlier to occur of (i) the Applicable Termination Date and (ii) the date on which the forbearance effectuated by Section 3(b) of this Agreement shall cease due to the occurrence of any of the events described in Section 4 hereof.

(f) “Material Default” means the occurrence of any of the following events:

(a) an Event of Default occurs that would reasonably be expected to result in a Material Adverse Change;

(b) any Event of Default arising under or caused by (i) Sections 6.1(b) of the Credit Agreement, (ii) Section 6.1(e) of the Credit Agreement, (iii) Section 6.1(g) of the Credit Agreement, (iv) Section 6.1(h) of the Credit Agreement, (v) Section 6.1(i) of the Credit Agreement, or (vi) Section 6.1(m) of the Credit Agreement; and

(c) any Event of Default arising with respect to any material failure to comply with (i) Section 4.5 of the Credit Agreement, (ii) Section 4.6(iv) of the Credit Agreement, (iii) Section 4.6(vi) of the Credit Agreement, (iv) Section 4.6(ix) of the Credit Agreement, (v) Section 4.6(xiii) of the Credit Agreement (it being agreed that transactions pursuant to the Acquisition Agreement, including actions taken in accordance with the Acquisition Agreement in connection with a Superior Proposal (as defined in the Acquisition Agreement) shall not constitute a “Material Default” as long as Borrowers comply with Section 2 of this Agreement, or (vi) Section 5 of the Schedule to the Credit Agreement.

For the avoidance of doubt, no Material Default shall be deemed to exist (i) with respect to an Event of Default under Section 6.1(f) of the Credit Agreement arising (a) from a default under the NPA and/or the Note Documents (as defined in the NPA) that does not constitute a “Material Default” as long as the forbearance pursuant to the Bridge Loan Forbearance Agreement (as in effect on the date hereof) has not been terminated or otherwise ceased to be in effect, (b) from a default under the Senior Debt Documents that does not constitute a “Material Default” as long as the forbearance pursuant to the Senior Forbearance Agreement (as in effect on the date hereof) has not been terminated or otherwise ceased to be in effect, and (ii) from a default under Section 7 hereof (other than Section 7(a) hereof).

(g) “Make-Whole Amount” means, on any date of prepayment of all or any portion of the Obligations, an amount in cash equal to the present value, as determined by Grace Bay in its reasonable discretion, of all required interest payments (including interest payments on interest paid in kind) due on Obligations that are prepaid from the date of prepayment through and including the Maturity Date (it being acknowledged and agreed that the interest rate applicable to all such interest shall be 10.25%, which includes Default Rate interest), discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%. The parties hereto acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Make-Whole Amount set forth herein in intended to be a reasonable calculation of the actual damages that would be suffered by Grace Bay as a result of any such repayment/prepayment. The parties hereto further acknowledge and agree that the Make-Whole Amount is not intended to act as a penalty or to punish the Borrowers for any such repayment/prepayment.

(h) “Material Adverse Change” is (a) a material impairment in the perfection, priority or enforceability of Grace Bay’s Lien in the Collateral (taken as a whole) or in the value of such Collateral (taken as a whole); (b) a material adverse change in the business, operations or financial condition of the Borrowers and their Subsidiaries, taken as a whole; (c) an event of default in the payment of any interest or principal (other than principal payments with respect to the Amortization Right during the Forbearance Period) on the Loans; (d) a material impairment in the Borrowers’ ability to make any payment of Obligations; or (e) any warranty, representation or statement made or delivered by the Borrowers to Grace Bay, now or in the future, shall be untrue or misleading in any material respect with respect to the Collateral (taken as a whole), the perfection, priority or enforceability of Grace Bay’s Lien in the Collateral (taken as a whole) or the financial statements delivered by the Borrowers to Grace Bay, when made or deemed to be made.

(i) “Maturity Date” means that certain date set forth in Section 4 of the Schedule to the Credit Agreement.

(j) “Non-Material Future Default” means any Default or Event of Default that is not a Material Default that occurs after the date hereof but prior to the Forbearance Termination Date.

(k) “Treasury Rate” means a rate equal to the then current yield to maturity on actively traded United States of America Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment is received to the date that falls on the Maturity Date.

2. Consent; Mandatory Prepayment; Optional Prepayment.

(a) Subject to the terms and conditions set forth herein, and notwithstanding anything to the contrary in the Credit Agreement and the other Loan Documents, Grace Bay hereby irrevocably consents to the transactions set forth in the Acquisition Agreement (as defined below) and any Superior Proposal (pursuant to and as defined in the Acquisition Agreement), so long as, all of the Obligations (including the Make-Whole Amount or the Call Make-Whole Amount, as applicable), but excluding contingent indemnification obligations under the Credit Agreement for which no claim has been asserted, are paid in full within two (2) business days of the time of the consummation of the tender offer contemplated by the Superior Proposal.

(b) Notwithstanding anything to the contrary in the Credit Agreement and the other Loan Documents, if the Acquisition Agreement is terminated either (i) by Comverge pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii) of the Acquisition Agreement or (ii) by Peak Holding Corp. (the “Bridge Lender”) pursuant to Section 9.1(d)(i)(A) or Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is made in connection with a Superior Proposal, as such terms are defined in the Acquisition Agreement) of the Acquisition Agreement, then, within two (2) business days after the consummation of the tender offer contemplated by the Superior Proposal (pursuant to and as defined in the Acquisition Agreement), at the election of Grace Bay (which election shall be made within 1 business day of the termination of the Acquisition Agreement), the Borrowers shall prepay all of the Obligations (including the Make-Whole Amount), but excluding contingent indemnification obligations under the Credit Agreement for which no claim has been asserted, to Grace Bay.

(c) Notwithstanding anything to the contrary in the Credit Agreement and the other Loan Documents, if the Acquisition Agreement is terminated either (i) by Comverge pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii) of the Acquisition Agreement or (ii) by Peak Holding Corp. (the “Bridge Lender”) pursuant to Section 9.1(d)(i)(A) or Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is made in connection with a Superior Proposal, as such terms are defined in the Acquisition Agreement) of the Acquisition Agreement, then, within two (2) business days after the consummation of the tender offer contemplated by the Superior Proposal (pursuant to and as defined in the Acquisition Agreement), at the election of the Borrower (which election shall be made within 1 business day of the termination of the Acquisition Agreement), the Borrowers shall prepay all of the Obligations (including the Call Make-Whole Amount), but excluding contingent indemnification obligations under the Credit Agreement for which no claim has been asserted, to Grace Bay.

(d) Notwithstanding anything to the contrary in the Credit Agreement and the other Loan Documents, if the Acquisition Agreement is terminated pursuant to either Section 9.1(c)(ii) or Section 9.1(d)(iii) of the Acquisition Agreement, then, within thirty (30) days after such termination, the Borrowers may elect at their option to prepay all (but not less than all) of the Obligations (including the Make-Whole Amount), but excluding contingent indemnification obligations under the Credit Agreement for which no claim has been asserted, to Grace Bay.

3. Forbearance in Respect of the Existing Events of Default, Specified Future Defaults and Non-Material Future Defaults.

(a) Acknowledgment of Specified Existing Events of Default, Specified Future Defaults and Existing Debt. Grace Bay and each Borrower hereby acknowledges and agrees that (i) the Specified Existing Events of Default have occurred and are continuing and are material, (ii) upon the occurrence thereof the Specified Future Defaults shall be material Events of Default and (iii) the Amortization Right that has been exercised by Grace Bay due to the Missed December Revenues Threshold is a material right of Grace Bay. Grace Bay has not waived, presently does not intend to waive, and may never waive the Existing Events of Default, any the Specified Future Defaults, any other Events of Default and its Amortization Right with respect to the Missed December Revenues Threshold and nothing contained herein or in the transactions contemplated hereby shall be deemed to constitute any such waiver or to establish a custom or course of dealing. Each Borrower acknowledges and agrees that, as of the date hereof the outstanding principal balance of the Loan is $15,000,000. The Borrowers hereby irrevocably and unconditionally withdraw their letter dated March 5, 2012 to Grace Bay and the other holders of the Loans and agree and acknowledge all of the actions and events claimed in that certain letter dated February 27, 2012 (the “February 27th Letter”), by Partners for Growth III, L.P. (“PFG”), a former holder of Loans, and Grace Bay to the Borrowers and that certain letter dated March 2, 2012 (the “March 2nd Letter”), by PFG and Grace Bay to the Borrowers. From the date hereof and at all times hereafter, the Borrowers agree not to argue against, repudiate or claim any defense against any action or event claimed by Grace Bay and the holders of the Loans set forth in the February 27th Letter and the March 2nd Letter.

(b) Forbearance. In reliance upon the representations, warranties and covenants of the Borrowers contained in this Agreement, and subject to the terms, conditions, modifications and amendments set forth in this Agreement and any documents or instruments executed in connection herewith, Grace Bay, subject to the provisions of Section 3(c) below, agrees to forbear, during the period (the “Forbearance Period”) commencing on the date hereof and ending on the Forbearance Termination Date, from exercising its rights and remedies under the Credit Agreement and other Loan Documents or applicable law in respect of or arising out of the Existing Events of Default, Specified Future Defaults, Non-Material Future Defaults and its Amortization Right with respect to the Missed December Revenues Threshold and the Missed Forbearance Period Minimum Revenues Test. Upon the termination of the Forbearance Period, the agreement of Grace Bay to forbear pursuant to this Section 3(b) shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Grace Bay to exercise all rights and remedies in respect of any Events of Default and its Amortization Right with respect to the Missed December Revenues Threshold (regardless of whether 20 Business Days have passed since the Borrowers delivered a report certifying as to the Minimum Revenues test for December 31, 2011) immediately in accordance with the Credit Agreement and other Loan Documents or applicable law.

(c) No Forbearance. Notwithstanding anything to the contrary contained in Section 3(b):

(i) The Existing Events of Default (and each Specified Future Default and each Non-Material Future Default, in each case, upon the occurrence thereof) shall constitute an Event of Default under the Credit Agreement and each other Loan Document for the purpose of determining whether or not certain actions or in-actions may be taken or otherwise acquiesced to by or on behalf of any Borrower, as set forth therein. Accordingly, any actions or in-actions taken or omitted by any Borrower in violation of any provision governing whether such action or in-action may or may not be taken or omitted while any Event of Default exists will constitute additional Events of Default under the Credit Agreement and the other Loan Documents, as well as a breach of the terms of this Agreement.

(ii) Grace Bay’s Amortization Rights with respect to the Missed December Revenues Threshold shall continue to exist regardless of any action or in-actions taken or otherwise acquiesced to by or on behalf of any Borrower. The forbearance of the Amortization Right with respect to the Missed December Minimums Revenues Threshold and any Missed Forbearance Period Minimum Revenues Tests provided under Section 3(b) shall not affect the ability or right of Grace Bay to exercise the Amortization Right with respect to any missed Minimum Revenues test for any other future fiscal quarters and shall in no way be considered a course of dealing or a right of the Borrowers to any forbearance or waiver of Grace Bay’s right to exercise its Amortization Right with respect to any future fiscal quarter.

(iii) Notwithstanding anything to the contrary and regardless of whether the Forbearance Period is still in effect, the right to request Subsequent Notes has been permanently terminated due to the Missed December Revenues Threshold. Any decision to allow the Borrowers to exercise their right to request Subsequent Notes hereafter, if at all, shall be in the Grace Bay’s sole and absolute discretion and shall be made on a case-by-case basis without waiving, ceasing or curing any Specified Existing Event of Default, any Specified Future Default that becomes an Event of Default or any other Event of Default.

(iv) The Default Rate shall continue to be charged on the applicable Obligations during the Forbearance Period as a result of the existence of the Specified Existing Events of Default in accordance with the terms of Section 6.2 of the Credit Agreement, and the Borrowers hereby agree that such Default Rate shall be charged on such Obligations from the earliest date that a Specified Existing Event of Default occurred (which the Borrowers agree is January 31, 2012) and shall continue to bear interest at the Default Rate until such time as all Specified Existing Events of Default (including, without limitation, any Existing Events of Default and any Specified Future Defaults or Non-Material Future Defaults that become Events of Default) and all other Events of Default have been cured or waived in writing in accordance with the terms of the Credit Agreement. The Default Rate on such Specified Existing Events of Default shall be due and payable in full on April 1, 2012 and on demand thereafter.

(v) Notwithstanding anything to the contrary and regardless of whether the Forbearance Period is still in effect, no Mandatory Conversion can be exercised while the Specified Existing Events of Default, any Specified Future Defaults that become Defaults or any other Default is existing.

(vi) The forbearance set forth in Section 3(b) on the part of Grace Bay shall not, and shall not be deemed to, relieve in any manner any Borrower from complying with all limitations, restrictions, prohibitions or requirements that would otherwise be effective or applicable under the Credit Agreement or any other Loan Documents (including all limitations, restrictions, prohibitions or requirements that extend to subsidiaries not party to the Credit Agreement) during the term of this Agreement, or otherwise during the continuance of any Default or Event of Default.

4. Automatic Termination of Forbearance Period. Grace Bay’s agreement to forbear pursuant to Section 3(b) of this Agreement shall automatically terminate, without notice or any other further act or instrument being required, upon the occurrence of any of the following:

(a) if any Borrower makes or pursues a claim pursuant to a judicial process against Grace Bay or any of its affiliates in respect of matters arising under the Loan Documents;

(b) the existence of any Material Default, other than the Existing Events of Default and Specified Future Defaults;

(c) a Borrower material breach of any agreement or covenant contained in this Agreement (it being acknowledged that breaches of Section 5 and 7(a) of this Agreement beyond any applicable grace period provided therein shall be deemed to be material);

(d) any representation or warranty made by any Borrower in Section 8(g) of this Agreement shall prove to be false or misleading as of the date when made;

(e) the forbearance by the Senior Lender under that certain Senior Forbearance Agreement (as defined below) shall have terminated for any reason or otherwise ceases to be in full force and effect;

(f) the Senior Lender (or any agent or representative of the Senior Lender) takes any action or remedy with respect to any default or event of default that occurs under the Senior Debt Documents (including, without limitation, acceleration of the maturity of the Indebtedness under the Senior Debt Documents); and

(g) the forbearance by the Bridge Lender under that certain Forbearance Agreement by and among Borrowers and Peak Holding Corp. dated as of the date hereof (the “Bridge Loan Forbearance Agreement”) shall have terminated for any reason or otherwise ceases to be in full force and effect.

5. Certain Agreements.

(a) From the date hereof and at all times thereafter, the Borrowers agree that the reports in Sections 6(a) and (b) of the Schedule to the Credit Agreement shall be provided within the time periods set forth in such Section, regardless of whether such reports contain material non-public information. The Borrowers shall not refute or otherwise claim any defense to providing a Compliance Certificate within 30 days of the end of each month and shall not redact any information from such Compliance Certificate.

(b) From the date hereof and at all times thereafter, the Borrowers agree that the Amortization Right shall be exercisable by Grace Bay upon receiving knowledge that the Minimum Revenues test for the applicable fiscal quarter has not been met, regardless of whether a Compliance Certificate or any other report providing information regarding Minimum Revenues for such fiscal quarter has been delivered to Grace Bay or any other Person. For the avoidance of doubt, subject to the terms, conditions, modifications and amendments set forth in this Agreement and any documents or instruments executed in connection herewith, Grace Bay, subject to the provisions of Section 3(c), has agreed to forbear, during the Forbearance Period, from exercising its rights and remedies under the Credit Agreement and other Loan Documents or applicable law in respect of or arising out of the its Amortization Right with respect to the Missed December Revenues Threshold and the Missed Forbearance Period Minimum Revenues Test.

(c) From the date hereof and at all times thereafter, the Borrowers shall deliver to Grace Bay: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a consolidated balance sheet and income statement prepared by the Borrowers covering the Borrowers’ and their Subsidiaries’ consolidated operations for such month certified by the chief financial officer of Comverge in form satisfactory to Grace Bay; (ii) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a consolidated balance sheet and income statement prepared by the Issuers covering the Issuers’ and their Subsidiaries’ consolidated operations for such fiscal quarter certified by the chief financial officer of Comverge and in form satisfactory to Grace Bay; (iii) as soon as available, but no later than ninety (90) days after the last day of each Issuer’s fiscal year, audited consolidated financial statements of Comverge prepared under GAAP, consistently applied, together with an unqualified opinion (except for the opinion delivered in connection with the financial statements for the 2011 fiscal year, which opinion may be qualified) on the financial statements from an independent certified public accounting firm acceptable to Grace Bay in its reasonable discretion (it being acknowledged and agreed that PricewaterhouseCoopers or any other nationally recognized accounting firm is acceptable to Grace Bay); (iv) to the extent not already delivered to Grace Bay, (a) copies of all notices of default delivered to or received from Senior Lender within two days of the receipt or delivery thereof, (b) amendments, restatements, or other modifications of the Senior Debt Documents or any other material agreements entered into between any Borrower or guarantor and Senior Lender in connection with the Senior Debt Documents on the same day as such amendment, restatement or modification is entered into, and (c) copies of all financial reporting and borrowing base certificates delivered to Senior Lender, on the same day as delivered to Senior Lender (iv) in the event that any Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934 (as in effect from time to time) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the United States Securities and Exchange Commission (and any successor thereto) or a link thereto on such Borrower’s or another website on the Internet; (vi) a prompt report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change; (vii) prompt notice of an event that materially and adversely affects the value of the intellectual property owned or licensed by any Borrower; and (viii) budgets, sales projections, operating plans and other financial information reasonably requested by Grace Bay within the time period provided at the time of such request (provided such time period shall be reasonable in light of the information requested).

(d) From the date hereof and at all times thereafter, the Borrowers shall deliver on every other Wednesday (or if Wednesday is not a Business Day, on the next succeeding Business Day) (i) a rolling 13 week cash flow, reflecting actual results from the prior week period compared to (A) the immediately preceding rolling 13 week cash flow delivered to Grace Bay and (B) any annual forecast delivered pursuant to Section 5(c)(viii) of this Agreement and (ii) the projected results for the subsequent 13 week period, together with management’s discussion of any variance from the prior cash flow or any annual forecast.

A breach (which shall continue to exist for a period of (a) five (5) days with respect to Sections 5(a), 5(b) and 5(c) of this Agreement and (b) two (2) Business Days with respect to Section 5(d) of this Agreement, after the occurrence of such breach) by any Borrower of any of the foregoing provisions of this Section 5 shall constitute an Event of Default under the Credit Agreement.

6. Conditions Precedent. The effectiveness of this Agreement is subject to the following conditions precedent:

(a) the execution and delivery of this Agreement by Grace Bay and each Borrower and this Agreement shall be in full force and effect;

(b) all representations and warranties made by the Borrowers in Section 8 below being true and correct in all material respects as of the date hereof;

(c) the Acquisition Agreement shall have been duly executed by the parties thereto, and such Acquisition Agreement shall be in full force and effect;

(d) Borrowers shall have delivered to Grace Bay a copy, certified by an authorized officer of Comverge as true, correct and complete, of the fully-executed Forbearance Agreement and Sixth Amendment with respect to the Senior Debt Documents, by and among the Borrowers, the Senior Lender and the other parties thereto, such agreement shall be in full force and effect and shall be in form and substance reasonably acceptable to Grace Bay (the “Senior Forbearance Agreement”); and

(e) Grace Bay shall have received a forbearance fee of $75,000 (the “Forbearance Fee”), which Forbearance Fee shall be fully earned, due and payable in immediately available funds, and non-refundable on the date hereof and shall be paid in full by the Borrowers on the date hereof.

7. Post-Closing Covenant. The Borrowers shall comply with the following covenants (it being understood and agreed that the failure to comply with such covenants by the due date set forth below shall be an Event of Default under the Credit Agreement):

(a) On or prior to 10 days after the date of this Agreement, Borrowers shall deliver to Grace Bay Comverge’s board of director’s approved financial plan (the “Forecast”) for the 2012 fiscal year in order to set the financial covenants in Section 5 of the Schedule to the Credit Agreement and to set the Minimum Revenue thresholds in Section 1(d) of the Schedule to the Credit Agreement for the 2012 fiscal year;

(b) On or prior to 30 days after the date of this Agreement (or such later date as Grace Bay may agree in its sole discretion), Grace Bay shall receive evidence satisfactory to Grace Bay that the Indebtedness related to that certain UCC-1 financing statement filed with the Delaware Department of State on January 10, 2007 with the initial filing number of 2007 0136019 by General Electric Capital Corporation against Comverge has been paid in full and a UCC-3 termination statement has been filed with respect to such UCC-1 financing statement and all other Liens with respect to such Indebtedness have been released in a manner satisfactory to Grace Bay;

(c) Borrowers shall pay, or reimburse Grace Bay for, all reasonable out-of-pocket costs and expenses incurred by Grace Bay in connection with this Agreement, including, without limitation, the preparation, negotiation and execution of this Agreement (including reasonable attorney’s fees of counsel to Grace Bay) within five (5) days after receipt of an invoice;

(d) On or before 10 days after the date of this Agreement, Borrowers shall provide to Grace Bay a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in each Person that Senior Lender has received a pledge agreement for, in form and substance reasonably satisfactory to Grace Bay; and

(e) On or before 30 days after the date of this Agreement (or such later date as Grace Bay may agree in its sole discretion), Borrowers shall (i) provide to Grace Bay a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in Comverge International and Comverge South Africa, Ltd. in form and substance reasonably satisfactory to Grace Bay; provided, that only 65% of the total outstanding voting Equity Interests of Comverge International and Comverge South Africa, Ltd. shall be required to be pledged if both (A) such Person is a “controlled foreign corporation” (as that term is defined in the Internal Revenue Code of 1986, as in effect from time to time) and (B) pledging a greater amount would result in adverse tax consequences and (ii) execute such documents and take such other actions as Grace Bay may reasonably request to accomplish the foregoing.

8. Representations and Warranties. Each Borrower hereby represents and warrants to Grace Bay as follows:

(a) each Borrower is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b) each Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(c) the execution, delivery and performance by each Borrower of this Agreement and the performance by such Borrower of each other Loan Document to which it is a party (i) are within its corporate, limited liability company or other entity powers, (ii) have been duly authorized by all necessary action, (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Body, or of the terms of its Constitutional Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (iv) do not and will not result in or require the creation of any Lien (other than Permitted Liens) upon or with respect to any of its properties, (v) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval material to its operations or any of its properties, and (vi) do not and will not require any approval of such Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of such Borrower, other than consents or approvals that have been obtained and that are still in force and effect

(d) no authorization or approval or other action by, and no notice to or filing with, any Governmental Body is required in connection with the due execution, delivery and performance by such Borrower of this Agreement or any other Loan Document to which it is or will be a party or any other Loan Document to which it is or will be a party, other than filings with the United States Securities and Exchange Commission.

(e) this Agreement constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability;

(f) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Body against any Borrower;

(g) no Material Default exists or is continuing, other than the Specified Existing Events of Default;

(h) this Agreement has been entered into without force or duress, of the free will of any Borrower. Each Borrower’s decision to enter into this Agreement is a fully informed decision and such Borrower is aware of all legal and other ramifications of such decision;

(i) (i) the Borrowers have thoroughly read and reviewed the terms and provisions of this Agreement in its full and final form and are familiar with the same, (ii) the terms and provisions contained herein are clearly understood by the Borrowers and have been fully and unconditionally consented to by the Borrowers, (iii) the Borrowers have had full benefit and advice of counsel of their own selection, or the opportunity to obtain the benefit and advice of counsel of their own selection, in regard to understanding the terms, meaning and effect of this Agreement and (iv) this Agreement has been entered into by the Borrowers freely, voluntarily, and with full knowledge, and (v) in executing this Agreement, each Borrower is relying on no representations, either written or oral, express or implied, made to such Borrower by any other party hereto or any other Person. Each Borrower acknowledges that Grace Bay’s agreements set forth in this Agreement are adequate and sufficient consideration for the agreements of the Borrowers set forth in this Agreement; and

(j) the representations and warranties contained in the Credit Agreement are true and correct, in all material respects, as of the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date, in which case they are true and correct in all material respect as of such earlier date.

9. No Waiver. Except as amended or modified pursuant to this Agreement, (i) Grace Bay reserves all rights, privileges and remedies under the Loan Documents and (ii) the Credit Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

10. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument. Any facsimiled or photocopied signatures hereto, or signatures delivered by email (in .pdf format) shall be deemed original signatures hereto, all of which shall be equally valid.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Borrower and its respective successors and assigns and Grace Bay and its successors and assigns; provided, however, no Borrower shall assign any of its rights or obligations under this Agreement and any such prohibited assignment shall be absolutely void ab initio.

12. Further Assurance. Each Borrower hereby agrees to execute and deliver or cause to be executed and delivered, from time to time, as and when reasonably requested by Grace Bay, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Grace Bay may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Credit Agreement and the other Loan Documents.

13. GOVERNING LAW; JURISDICTION; VENUE; MUTUAL JURY TRIAL WAIVER. THE PROVISIONS IN THE CREDIT AGREEMENT WITH RESPECT TO GOVERNING LAW, JURISDICTION, VENUE AND MUTUAL WAIVER OF JURY TRIAL ARE APPLICABLE TO THIS AGREEMENT AS IF FULLY SET FORTH HEREIN.

14. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. Reaffirmation. Each Borrower as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Borrower grants Liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby

(a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Borrower granted Liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations and/or its obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations as amended hereby. Each of the Borrowers hereby consents to this Agreement and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Agreement shall not operate as a waiver of any right, power or remedy of Grace Bay, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

16. Ratification of Liability; Acknowledgment of Rights; Release of Claims.

(a) Each Borrower hereby ratifies and confirms its respective liabilities, obligations and agreements under the Credit Agreement and the other Loan Documents and the Liens and security interests created thereby, and acknowledges that: (i) it has no defenses, claims or set-offs to the enforcement by Grace Bay of such liabilities, obligations and agreements; (ii) Grace Bay has fully performed all undertakings owed to it as of the date hereof and (iii) except to the limited extent of Grace Bay’s consents contained in this Agreement, Grace Bay does not waive, diminish or limit any term or condition contained in the Credit Agreement or in any of the other Loan Documents.

(b) Effective on the date hereof, each Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Grace Bay, each of its affiliates, and each of its respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other Persons and entities to whom Grace Bay would be liable if such Persons or entities were found to be liable to such Borrower (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which such Borrower ever had from the beginning of the world, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, in each case, for any acts or omissions occurring on or prior to the date of this Agreement of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in this Agreement. As to each and every Claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law (including, without limitation, the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. This release shall be and remain in full force and effect notwithstanding the discovery by each Borrower after the date hereof (i) of any new or additional Claim against any Releasee, (ii) of any new or additional facts in any way relating to this release, (iii) that any fact relied upon by it was incorrect, or (iv) that any representation or warranty made by any Releasee was untrue or that any Releasee concealed any fact, circumstance or claim relevant to such Borrower’s execution of this release. Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that (i) none of the provisions of the above release shall be construed as or constitute an admission of any liability on the part of any Releasee; (ii) it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to this Section 16; and (iii) any attempt to assert a Claim barred by the provisions of this Section 16 shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action. Each Borrower further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Grace Bay’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If any Borrower or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation. In agreeing to the foregoing release, each Borrower expressly disclaims any reliance on any representations or warranties, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the above release do not depend in any way on any such representations or warranties, acts or omissions or the accuracy, completeness or validity thereof.

(d) The provisions of this Section 16 shall survive the termination of this Agreement and the other Loan Documents and the payment in full of the Obligations.

(e) Borrower acknowledges that the foregoing release is a material inducement to the Grace Bay’s decision to enter into this Agreement.

17. No Disregard of Loan Documents. Each Borrower acknowledges that the parties hereto have not entered into a mutual disregard of the terms and provisions of the Credit Agreement or the other Loan Documents, or engaged in any course of dealing in variance with the terms and provisions of the Credit Agreement or the other Loan Documents, within the meaning of any applicable law of the State of California or otherwise.

18. Borrowers Remain in Control. Each Borrower acknowledges that it remains in control of its business and affairs and determines the business plan, for, and employment, management and operating directions and decisions for its business and affairs.

19. Submission of Agreement. The submission of this Agreement to the parties or their agents or attorneys for review or signature does not constitute a commitment by Grace Bay to forbear from exercising any of their rights and remedies under the Loan Documents, and this Agreement shall have no binding force or effect until all of the conditions to the effectiveness of this Agreement have been satisfied as set forth herein.

20. Loan Document. This Agreement constitutes a Loan Document. Any breach by any Borrower of any material term, provision, covenant, agreement, representation or warranty set forth in this Agreement shall constitute an immediate Event of Default under the Credit Agreement.

21. Rights of Grace Bay in Bankruptcy; Tolling of Certain Time-Related Defenses. Each Borrower acknowledges and agrees that all time-related defenses, such as statutes of limitations, doctrines of estoppel, doctrines of laches or any other rules of law or equity of similar nature, are hereby tolled with respect to all rights, claims and causes of action of any kind whatsoever that Grace Bay may have against Borrowers under the Credit Agreement and the other Loan Documents as of the time of the effective date of this Agreement through and including the date which is sixty (60) days after the Forbearance Termination Date. Each Borrower hereby waives all such time-related defenses to the extent such defenses are hereby tolled.

22. Amendment to Credit Agreement.

(a) Clause (xi) of Section 4.6 of the Credit Agreement is hereby amended in its entirety as follows:

“(xi) directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower, except for (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions between or among the Borrowers, and (c) transfer of any assets of a Subsidiary which is not a Borrower to a Borrower to, including pursuant to dividends from such Subsidiary to a Borrower;”

(b) Section 7 of the Credit Agreement is hereby amended by amending and restating the definition of “Adjusted Quick Ratio” in its entirety as follows:

“Adjusted Quick Ratio” is a ratio of (i) (A) as of any date, Borrowers’ consolidated, unrestricted cash and Cash Equivalents, to the extent that each of the foregoing is deposited or maintained with Senior Lender, plus (B) Borrowers’ billed and unbilled Accounts to (ii) (A) Current Liabilities, minus (B) the current portion of Deferred Revenue.

(c) The following definitions are hereby added to Section 7 of the Credit Agreement:

“Forbearance Agreement” means that certain Forbearance Agreement with respect to the Loan, dated as of March 26, 2012, by and among Borrowers and Grace Bay Holdings II, LLC.

“Grace Bay” means Grace Bay Holdings II, LLC.

“NPA” means that certain Note Purchase Agreement dated as of March 26, 2012 by and among borrowers, Peak Holding Corp., and the purchasers pursuant thereto.

“Note Documents” has the meaning set forth in the NPA.

(d) The definition of “Permitted Indebtedness” in Section 7 of the Credit Agreement is amended to add the following clause (xi):

“(xi) Indebtedness incurred under the NPA and the Note Documents, in each case, as in effect on the date of the Forbearance Agreement.”

(e) The definition of “Permitted Liens” in Section 7 of the Credit Agreement is amended to add the following clauses:

“(xviii) Liens of landlords (i) arising by statute or under any lease entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not overdue or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(xix) Liens, pledges or deposits to secure the performance of bids, tenders, sales, contracts, licenses and leases (other than for the repayment of Indebtedness), statutory obligations, surety or appeal bonds, customs or performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case not related to judgments or litigation);

(xx) encumbrances arising by reason of zoning restrictions, licenses, reservations, covenants, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract or impair from the value or marketability of the property subject thereto or materially adversely interfere with the ordinary conduct of the business of the applicable Person;

(xxi) any interest of title of a lessor under, and Liens arising from UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to operating leases;

(xxii) (i) Liens in favor of Wells Fargo Bank, N.A. in that certain Deposit Account described in clause (c) of the final sentence of Section 8(b) of the Schedule and (ii) Liens in favor of Entergy Corporation in that certain Deposit Account described in clause (e) of the final sentence of Section 8(b) of the Schedule; and

(xxiii) Liens arising under the NPA and Note Documents, in each case, as in effect on the date of the Forbearance Agreement.”

(f) Section 8(b) of the Schedule to the Credit Agreement is amended to delete the final sentence thereof and replace it with the following sentence:

“Notwithstanding the foregoing, Grace Bay shall not require a Control Agreement in respect of the following Deposit Accounts solely to the extent that such Deposit Accounts are not subject to a Control Agreement or, except with respect to clause (a) solely to the extent the Deposit Accounts are maintained at Silicon Valley Bank with no Control Agreement over such Deposit Accounts, any other method of “control” as defined in the Code in favor of the Senior Lender or any holder of Indebtedness incurred under the Senior Debt Documents or Peak Holding Corp. or any holder of Indebtedness under the NPA: (a) any Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s employees and identified to Grace Bay by Borrower as such, (b) that certain Deposit Account, account number ending 6759, maintained by the Issuers at Wells Fargo Bank, N.A. so long as the aggregate amount on deposit in such account does not exceed $50,000 at any one time, (c) that certain Deposit Account, account number ending 2831, maintained by the Borrower at Wells Fargo Bank, N.A. so long as the aggregate amount on deposit in such account does not exceed $650,000 at any one time and so long as such account is used solely to hold lease deposits and funds used to cash collateralize letters of credit or credit cards issued by Wells Fargo Bank, N.A., (d) that certain Deposit Account, account number ending 30511, maintained by the Borrower at Blackrock, Inc. so long as the aggregate amount on deposit in such account does not exceed $2,000,000 at any one time and so long as such account is used solely to hold funds used to cash collateralize bids in connection with ISO New England auctions, and (e) that certain Deposit Account, to be opened after the Effective Date in the name of Comverge and maintained as a customer incentive account for Entergy Corporation, so long as the aggregate amount on deposit in such account does not exceed $500,000 at any one time and so long as such account is used solely to hold funds used to cash collateralize bids in connection with ISO New England auctions; provided, that Borrower shall deliver to Grace Bay, concurrently with the Compliance Certificate delivered pursuant to Section 6(a) of the Schedule, a report detailing the balance in each of the foregoing Deposit Accounts at the end of each calendar month and the highest balance in each such Deposit Account during such month and, upon request of Grace Bay, copies of all bank statements with respect to such Deposit Accounts.”

(g) Section 8.5 of the Loan Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof:

“Notwithstanding anything to the contrary in this Agreement or the other Loan Documents to the contrary, all notices, consents, requests, approvals, demands, or other communication by any party to the Credit Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Grace Bay or the Borrowers may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 8.5.

If to any Borrower:	c/o Comverge, Inc. 5390 Triangle Parkway Suite 300 Norcross, Georgia 30092 Attn: Mr. David Mathieson Fax: (770) 696-7665 Email: dmathieson@comverge.com

With a copy to:	Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Attn: Steven Tyndall, Esq. Fax: (512) 322-8328 Email: steve.tyndall@bakerbotts.com

If to Grace Bay:	Grace Bay Holdings II, LLC 1450 Brickell Avenue, 31st Floor Miami, Florida 33131 Attn: Fraser Preston Fax: (305) 379-2322 Email: fpreston@higcapital.com

With a copy to:	Kirkland & Ellis LLP 555 California Street San Francisco, California 94104 Attn: Francesco Penati, Esq. Fax: (415) 277-6154 Email: fpenati@kirkland.com”

23. Amendment to Compliance Certificate. The Compliance Certificate shall be amended and modified as follows:

(a) the reference to “Partners for Growth III, L.P. (“PFG)” shall be deleted and replaced with “Grace Bay Holdings II, LLC (“Grace Bay”)”;

(b) each reference to “PFG” shall be deleted and replaced with “Grace Bay”; and

(c) the reference to “(the “Agreement”)” shall be deleted and replaced with “(as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Agreement”; the capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement)”.

24. Temporary Amendment to Compliance Certificate. During (but not after) the Forbearance Period, the Compliance Certificate shall be amended and modified as follows:

(a) the language in certification (ii) of the Compliance Certificate shall be deleted in its entirety and replaced with the following in lieu thereof:

“all representations and warranties of the Borrowers stated in the Loan Documents are true and are not misleading in any material respect with respect to the Collateral (taken as a whole), the perfection, priority or enforceability of Grace Bay’s Lien in the Collateral (taken as a whole) or the financial statements delivered by the Borrowers to Grace Bay, when made or deemed to be made,”; and

(b) the language in certification (v) of the Compliance Certificate shall be deleted in its entirety and replaced with the following in lieu thereof:

“there are no defaults under the Loan Documents or Events of Default existing, other than Existing Events of Default (as defined in the Forbearance Agreement) and default or Events of Default which are not Material Defaults (as defined in the Forbearance Agreement), in each case, that are currently being forborne under the Forbearance Agreement.”.

25. Legend. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN AMENDED AND RESTATED SUBORDINATION AGREEMENT (THE “INTERCREDITOR AGREEMENT”) DATED AS OF MARCH 26, 2012 BY AND AMONG SILICON VALLEY BANK, GRACE BAY HOLDINGS II, LLC AND PEAK HOLDING CORP., AS NOTE AGENT, TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWERS.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BORROWERS:

COMVERGE, INC., a Delaware corporation

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Executive Vice President and
Chief Financial Officer

ENERWISE GLOBAL TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Vice President

COMVERGE GIANTS, LLC, a Delaware limited liability company

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Vice President

PUBLIC ENERGY SOLUTIONS, LLC, a New Jersey limited liability company

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Vice President

PUBLIC ENERGY SOLUTIONS NY, LLC, a Delaware limited liability company

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Vice President

[SIGNATURE PAGE TO FORBEARANCE AGREEMENT]

CLEAN POWER MARKETS, INC., a Pennsylvania corporation

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Vice President

ALTERNATIVE ENERGY RESOURCES, INC., a Delaware corporation

By:	/s/ David Mathieson
	Name:	David Mathieson
	Title:	Vice President

[SIGNATURE PAGE TO FORBEARANCE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GRACE BAY HOLDINGS II, LLC, as sole holder of the Loans

By:	/s/ Richard Siegel
	Name:	Richard Siegel
	Title:	Authorized Signatory

[SIGNATURE PAGE TO FORBEARANCE AGREEMENT]